Exhibit 99.1

Royal Bancshares of Pennsylvania, Inc. Announces Financial Results for Second Quarter and Six Months Ended June 30, 2011

NARBERTH, PA – (Marketwire – August 11, 2011) Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA), parent company of Royal Bank America, a community bank actively empowering small businesses and individuals to achieve their financial goals, today announced its consolidated financial results for the period ended June 30, 2011.

For the three month period ended June 30, 2011, net loss attributable to Royal was $4.2 million or 36 cents per basic and diluted common share, as compared to a net loss of $4.5 million, or 38 cents per basic or diluted common share for the three-month period ended June 30, 2010.

For the six month period ended June 30, 2011, net loss attributable to Royal was $5.7 million or 51 cents per basic and diluted common share, as compared to a net loss of $5.6 million, or 50 cents per basic or diluted common share for the six-month period ended June 30, 2010.

Robert R. Tabas, Chairman and CEO, commented,  “Although our loss for the first half was consistent with the prior year’s comparable period, we are encouraged by several positive signs, including a dramatic decline in loan delinquencies, steady improvement in disposing of classified assets and a continued ability to maintain capital ratios above regulatory requirements.”

“We have seen a significant decrease in our level of delinquent loans from $12.2 million at December 31, 2010 to $1.6 million at June 30, 2011.   This improvement is attributable in part to changes in the profile of our loan portfolio, which continues to shift away from our historic focus on commercial real estate lending.”

Reduction in level of delinquencies between 30 and 90 days (at date noted)

	30-59 Day Delinquencies	60-89 Day Delinquencies
June 30, 2011	$ 912 thousand	$ 690 thousand
December 31, 2010	$ 11.2 million	$ 1.0 million

“Continued efforts to aggressively market properties in our non-performing portfolio yielded three significant sales in the quarter totaling approximately $10 million.  In fact, since the first quarter of 2010 we have pared $53 million from classified assets, relieving pressure on our balance sheet and positioning the bank to increase lending efforts.”

Classified Assets (at date noted)

June 30, 2011	December 31, 2010	March 31, 2010
$109.3 million	$129.9 million	$162.3 million

Non-Performing Loans (at date noted)

June 30, 2011	December 31, 2010	December 31, 2009	December 31, 2008
$62.7 million	$65.8 million	$73.7 million	$85.8 million

“Consistency in our capital ratios is a sign of the progress we have made in implementing our strategic plan, including the continuation of our deleveraging strategy.”

Royal Bank America Capital Ratios (as reported under Regulatory Accounting Principles (RAP) and assuming recognition of revenue from Royal’s tax lien business on a cash and not an accrual basis at date noted)

Total capital (to risk-weighted assets)
June 30, 2011	December 31, 2010
14.23%	13.76%

Tier I capital (to risk-weighted assets)
June 30, 2011	December 31, 2010
12.96%	12.49%

Tier I capital (to average assets, leverage)
June 30, 2011	December 31, 2010
8.34%	8.03%

“We continue to confront challenges both specific to our bank and widespread across our economy with an eye toward the long term health and success of our company.  Steps we have taken to recast our institution have borne fruit, from shifting our lending focus to financing local businesses whose ability to provide jobs and fuel growth will bolster our regional economy, to confronting uncertainties in the market by reducing risk factors associated with our investment portfolio.”

The following is an overview of certain key financial metrics for the first half of 2011:

For the six-month period ended June 30, 2011, Net Interest Margin improved 23 basis points to 2.98% as compared to 2.75% from the comparable period in 2010, after excluding a one-time adjustment in the second quarter of 2010 of $905,000.

For the six-month period ended June 30, 2011, Total Interest Expense decreased $6.6 million or 45.6% from the comparable period in 2010.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities.  More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com .

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report -- Form 10-K for the year ended December 31, 2010.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months Ended Jun. 30th		Six Months Ended Jun. 30th
(in thousands, except for earnings per common share)	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$10,000	$15,173	$20,574	$30,796
Interest Expense	3,840	6,839	7,859	14,442
Net Interest Income	6,160	8,334	12,715	16,354
Provision for Loan Losses	3,056	4,290	5,140	6,193
Net Interest Income after Provision	3,104	4,044	7,575	10,161
Non Interest Income	2,787	1,718	4,151	3,023
Non Interest Expense	9,785	10,041	16,754	18,094
Loss before Taxes	(3,894)	(4,279)	(5,028)	(4,910)
Income Taxes	0	0	0	0
Net Loss	(3,894)	(4,279)	(5,028)	(4,910)
Less Net Income attributable to noncontrolling interest	331	259	708	701
Net Loss attributable to Royal Bancshares	$(4,225)	$(4,538)	$(5,736)	$(5,611)
Loss per common share – basic	$(0.36)	$(0.38)	$(0.51)	$(0.50)
SELECTED RATIOS:
Return on Average Assets	-2.0%	-1.5%	-1.4%	-0.9%
Return on Average Equity	-22.9%	-17.2%	-16.3%	-10.7%
Average Equity to Assets	8.8%	8.7%	8.8%	8.5%
Book Value Per Share	$3.37	$5.26	$3.37	$5.26

CONDENSED BALANCE SHEET

(in thousands)	Jun. 30, 2011	Dec. 31, 2010
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$54,806	$51,733
Investment Securities	328,079	327,560
Loans & Leases (net)	442,728	505,346
Premises and Equipment (net)	8,953	12,529
Accrued Interest receivable	16,277	16,864
Other Assets	58,841	66,594
Total Assets	$909,684	$980,626

Deposits	628,961	693,913
Borrowings	151,503	154,949
Other Liabilities	24,302	21,897
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	75,035	80,692
Noncontrolling Interest	4,109	3,401
Total Equity	79,144	84,093
Total Liabilities and Equity	$909,684	$980,626

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of ASU 2009-17.